Exhibit 10.46

SHAREHOLDER AGREEMENT

BY AND BETWEEN

CUSHMAN & WAKEFIELD PLC

AND

VANKE SERVICE (HONGKONG) CO., LIMITED

DATED AS OF AUGUST     , 2018

i

This SHAREHOLDER AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of August     , 2018, is made by and between Cushman & Wakefield plc, a public limited company incorporated in England and Wales with registered number 11414195 (the “Company”), and Vanke Service (HongKong) Co., Limited (萬科物業服務(香港)有限公司), a Hong Kong limited company (the “Shareholder”).

RECITALS

WHEREAS, pursuant to the terms and subject to the conditions set forth in a Purchase Agreement, dated July 24, 2018 (the “Purchase Agreement”), by and among the Shareholder, the Company and DTZ Investment Holdings LP, an English limited partnership (“DTZ LP”), the Shareholder agreed to purchase from the Company and the Company agreed to issue and sell to the Shareholder the Primary Shares (as defined in the Purchase Agreement) in the form of depositary receipts issued pursuant to, and in accordance with the terms of, the Deposit Agreement;

WHEREAS, on August     , 2018, the Company priced an initial public offering (the “IPO”) of the Company’s ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”), pursuant to an Underwriting Agreement, dated August     , 2018;

WHEREAS, as of the date of the Purchase Agreement, a nominee of Computershare Trust Company, N.A., as depositary (the “Depositary”), held all of the Company’s Ordinary Shares, except for ten Ordinary Shares held by DTZ Investment Holdings GenPar LLP (the “LLP”), acting in its capacity as general partner of DTZ LP.

WHEREAS, prior to the date of the Purchase Agreement, the Depositary issued depositary receipts in respect of the Ordinary Shares held by its nominee to FTL Nominees 1 Limited and FTL Nominees 2 Limited (in each of their capacities as nominees on behalf of various Company management holders and the LLP, acting in its capacity as general partner of DTZ LP, respectively) pursuant to the Deposit Agreement, dated as of July 6, 2018 (the “Deposit Agreement”), among the Company, the Depositary, FTL Nominees 1 Limited, FTL Nominees 2 Limited and the Holders (as defined therein).

WHEREAS, in connection with the Shareholder’s acquisition of the Primary Shares and in consideration of the Company’s willingness to enter into the Registration Rights Agreement (as defined in the Purchase Agreement) with the Shareholder, the parties hereto desire to provide for certain information and other rights, and to provide for certain limitations on the conduct of the Shareholder, including with respect to certain transfer restrictions and standstill provisions.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any pending or threatened legal or administrative proceeding, suit, investigation, arbitration or action.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through beneficial ownership of voting securities, by contract or otherwise.

“Affiliated Person” means a Person and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Affiliates, or any officer of the Company that is an Affiliate of such Person.

“Agreement” has the meaning set forth in the Preamble.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, New York.

“Closing” means the closing of the IPO.

“Company” has the meaning set forth in the Preamble.

“Company Articles” means the articles of association of the Company in effect on the date hereof, as may be amended from time to time.

“Company Shares” means (i) all Ordinary Shares outstanding at the time of determination, (ii) all Ordinary Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security and (iii) all Ordinary Shares directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Confidential Information” has the meaning set forth in Section 3.6(b).

“Consolidation Order” has the meaning set forth in Section 3.13(h).

“Depositary” has the meaning set forth in the Recitals.

“Deposit Agreement” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 3.13(a).

“DTZ LP” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Furnishing Parties” has the meaning set forth in Section 3.6(b).

“ICC Court” has the meaning set forth in Section 3.13(a).

“ICC Rules” has the meaning set forth in Section 3.13(a).

“IPO” has the meaning set forth in the Recitals.

“Member of the Immediate Family” means, with respect to an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such individual is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Company, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Other Investors” means (i) TPG Drone Investment, L.P. and TPG Drone Co Invest, L.P., together with their respective Affiliates, (ii) PAGAC Drone Holding I LP, together with its Affiliates, (iii) 2339532 Ontario Limited and Ontario Teachers’ Pension Plan Board, together with their respective Affiliates, and (iv) DTZ LP.

“Ordinary Shares” has the meaning set forth in the Recitals.

“Permitted Transferee” means, with respect to any Person, any Affiliate of such Person.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Restricted Period” has the meaning set forth in Section 3.3.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereof.

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Parties” means the Shareholder and each Permitted Transferee of the Shareholder to whom Company Shares are transferred pursuant to Section 3.2(b)(i).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person.

Section 1.2     Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

The term “including” is not limiting and means “including without limitation.”

The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to the other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1     Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

Section 2.2     Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party, (b) result in any violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate, in any material respect, any law applicable to such party.

Section 2.3     Consents. Other than as expressly required herein or any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GENERAL PROVISIONS

Section 3.1     Standstill. The Shareholder agrees that for a period of eighteen months from the date of this Agreement, the Shareholder shall not, and shall cause its controlled Affiliates to not, alone or with others, in any manner, directly or indirectly, unless approved in writing by the Company, acting in accordance with the due approval of the Board: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly assist (including, without limitation, through the provision of financing) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of beneficial ownership (as such term is defined under the Exchange Act) of any securities of the Company or securities or rights convertible into or exchangeable for any securities of the Company in excess of the Company Shares that Shareholder is required to acquire under Section 1 of the Purchase Agreement, (ii) any acquisition of all or substantially all of the assets of the Company or any of its businesses, (iii) any tender or exchange offer involving the securities of the Company, (iv) any merger, other business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or (v) any “solicitation” of “proxies” (as such terms are used under the Exchange Act) or consents with respect to any voting securities of the Company; (b) form, join or in any way participate in a “group” (as such term is used under the Exchange Act) with respect to any securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (d) take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into discussions or arrangements with any third party with respect to any of the matters set forth in clauses (a) through (d) above. Notwithstanding the foregoing, (x) Shareholder shall be permitted to make confidential proposals to the Board or any or all of the Other Investors that, in and of themselves, will not require a public announcement, (y) in the event any person or group (other than the Shareholder and the Other Investors) publicly announces a bona fide tender or exchange offer involving the securities of the Company, publicly makes a bona fide proposal regarding any merger or other business combination or extraordinary transaction with respect to the Company or publicly announces it has acquired beneficial ownership of 15% or more of the outstanding Company Shares, the restrictions set forth in this Section 3.1 shall lapse and terminate unless the Company takes appropriate action in response thereto within ten (10) Business Days following such event (which shall include, but does not necessarily require, adoption of a shareholder rights plan or implementation of other measures), and (z) in the event the Company consummates a primary offering of Company Shares during the term of the standstill contemplated by this Section 3.1, the Shareholder shall be permitted to consummate one or more brokered transactions through any securities exchange on which the Company Shares are then listed to acquire beneficial ownership of additional Company Shares in order to return its total beneficial ownership of Company Shares to the percentage beneficial ownership interest it held immediately prior to such offering.

Section 3.2     Transfer Restrictions. (a) Except as otherwise permitted in Section 3.2(b), the Shareholder Parties shall not (1) Transfer any Company Shares (including, for the avoidance of doubt, but not limited to, the Primary Shares) or (2) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Company Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Company Shares or any other capital stock of the Company.

(b) Notwithstanding Section 3.2(a), but subject to Section 3.3, the Shareholder Parties shall be permitted to Transfer all or any portion of their Company Shares at any time (except as noted in clause (ii) below) under the following circumstances:

(i) Transfers to any Permitted Transferees of the Shareholder or a Shareholder Party, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Company Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii) Transfers following the expiration of the Restricted Period, provided that in no event shall the Shareholder and its related Shareholder Parties (as a group) be permitted to Transfer, in any single Transfer or series of related Transfers to any person or group to the extent that, immediately following such Transfer or series of related

Transfers, such person or group (together with its Affiliated Persons) would beneficially own five percent (5%) or more of the Company Shares outstanding at such time, except in connection with an underwritten offering of Company Shares or a brokered transaction pursuant to Rule 144 under the Exchange Act, in each case in which the counterparty is not identified; and

(iii) Transfers that have been approved in writing by the Company, acting in accordance with the due approval of the Board.

(c) Any attempted Transfer in violation of this Section 3.2 shall be null and void ab initio.

Section 3.3     Lock-Up Agreement. The Shareholder hereby agrees that, unless approved in writing by the Company, acting in accordance with the due approval of the Board, it will not, for (x)12 months, with respect to 50% of Shareholder’s Primary Shares, and (y) 18 months, with respect to the remaining 50% of Shareholder’s Primary Shares, in each case after the date of the Closing (collectively, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Company Shares beneficially owned, by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for the Company Shares, or publicly announce its intention to enter into any such transaction, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or such other securities, in cash or otherwise.

Section 3.4     Information Rights. Following the Closing, solely to the extent the Company is not current in its, or subject to, periodic SEC reporting obligations, the Company agrees to provide the Shareholder with the following:

(a) within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year;

(b) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; and

(c) reasonable access, to the extent reasonably requested by the Shareholder and at the sole expense of the Shareholder, to discuss with the Company’s officers, all upon reasonable notice, no more than quarterly, the consolidated financial statements provided pursuant to this Section 3.4; provided that any discussion pursuant to this Section 3.4 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;

provided that, solely in the case of clause (c) above, the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so could (1) materially violate applicable law, an applicable order or a contract or obligation of confidentiality owing to a third party, (2) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (3) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or material that relates to, contains or reflects any analyses, studies, notes, memoranda and other information related to or prepared in connection with any of this Agreement, the Registration Rights Agreement, the Purchase Agreement, or any matters relating thereto or any transactions with or matters relating to any of the Shareholder or its respective Affiliates.

Section 3.5     Assignment; Benefit.

(a) All rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto; provided that the Company shall be permitted to assign its rights and obligations hereunder to any successor entity. Any attempted assignment of rights or obligations in violation of this Section 3.5 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

Section 3.6     Confidentiality.

(a) The Shareholder agrees that it will use the Confidential Information solely for the purpose of monitoring, managing and reporting (as such reporting is required by applicable law and regulations, including stock exchange requirements, or by applicable accounting principles) its investment in the Company and will use reasonable precautions in accordance with its established procedures to keep such information confidential, subject to disclosure permitted by Section 3.6(c)-(d); provided, however, that any such information may be disclosed to the Shareholder’s Affiliated Persons who need to know such information for the purpose of monitoring, managing and reporting the Shareholder’s investment in the Company (it being understood that such Affiliated Persons shall be informed by the Shareholder of the confidential nature of such information and agree to abide by these confidentiality provisions); provided, that the Shareholder shall be responsible for any breach of this Agreement that results from the actions or omissions of the Shareholder’s Affiliated Persons.

(b) The term “Confidential Information” means (i) all information related to the Company and its Affiliates provided to the Shareholder hereunder or in connection with its investment in the Company by or on behalf of the Company or its Affiliates (the “Furnishing Parties”), and (ii) all analyses developed by the Shareholder using any information specified under clause (i) above. The term “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Shareholder or its Affiliated Persons in violation of this Agreement, (B) was within the Shareholder’s possession prior to its being furnished to it by a Furnishing Party or its representatives, provided that the source of such information was not known by the Shareholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party or any other party with respect to such information or (C) is or becomes available to the Shareholder on a non-confidential basis from a source other than a Furnishing Party or their respective representatives, provided that such source is not known by the Shareholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party, or any other party with respect to such information.

(c) The Shareholder and its Affiliated Persons shall be permitted to disclose Confidential Information to the extent required or requested by any governmental authority or pursuant to judicial process or applicable law and regulations, including stock exchange or securities law requirements, provided that the Shareholder, to the extent legally permissible and reasonably practicable, shall have notified the Company of such obligation and, in the case of securities law or stock exchange disclosure requirements, shall have consulted with the Company in good faith with respect to such disclosure giving due regard to the reasonable comments of the Company and, in the case of disclosure required by judicial process, shall have cooperated with any reasonable efforts by the Company to seek an appropriate protective order or similar relief and shall have used its reasonable efforts to minimize the scope of Confidential Information that is disclosed.

(d) The Shareholder and its Affiliated Persons shall be entitled to provide Confidential Information to (i) any potential transferee (provided such Transfer would not be in violation of the terms of this Agreement and such potential transferee agrees to be bound by a confidentiality agreement consistent with the terms hereof) or (ii) any rating agency or any financial institution providing credit to the Shareholder or its Affiliated Persons, so long as the rating agency or financial institution is advised of the confidential nature of such information.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 3.6 shall survive termination of this Agreement with respect to matters arising before or after such termination, and shall remain in full force and effect until two years following the Closing or such earlier time as such provisions are explicitly waived and revoked by the Company in writing.

Section 3.7     Termination. This Agreement shall terminate automatically upon the date that the Shareholder ceases to beneficially own at least 2.5% of the outstanding Company Shares; provided that the provisions of Sections 3.1 and 3.6 shall survive any such termination in accordance with their respective terms.

Section 3.8     Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.9     Entire Agreement; Amendment.

(a) This Agreement, together with the Purchase Agreement and the Registration Rights Agreement, sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by the Company and the Shareholder.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 3.10     Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 3.11     Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), at the following addresses (or at such other address as shall be specified by like notice):

If to the Company to:

Cushman & Wakefield plc

225 West Wacker Drive, Suite 3000

Chicago, Illinois 60606

Attention:        General Counsel

E-mail:            brett.soloway@cushwake.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:        Jeffrey Karpf

                         Paul M. Tiger

E-mail:            jkarpf@cgsh.com

                         ptiger@cgsh.com

If to the Shareholder to:

Vanke Service (HongKong) Co., Limited

3/F, Bank of China Tower

1 Garden Road, Central

Hong Kong, China

Attention:        Min Huang, Wingkit Chan

Email:              huangm05@vanke.com, wingkitchan@vanke.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

Hong Kong Club Building

3A Chater Road, Central

Hong Kong,     China

Attention:        Paul Chow

Email:             paul.chow@davispolk.com

Section 3.12     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 3.13     Jurisdiction.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement (including its existence, validity, interpretation, breach, termination or enforcement as well as all matters relating to its negotiation, including pre contractual liability) (each a “Dispute”) shall be referred to and finally settled by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect, except as they may be modified in this Agreement or by agreement of the parties.

(b) The arbitration shall be conducted by three arbitrators. To the extent the Dispute involves two parties to this Agreement, each party subject to the Dispute shall nominate an arbitrator within thirty (30) days after delivery of the Request for Arbitration and the two arbitrators so appointed shall nominate the third arbitrator, who shall be the president of the arbitral tribunal, within thirty (30) days of their appointment. Any arbitrator not nominated within the applicable time limits shall be appointed by the ICC Court.

(c) The seat of arbitration shall be New York, New York, and the language of the arbitration shall be English.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate. The parties hereby consent to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York with respect to applications for provisional remedies or interim or conservatory measures.

(e) The award rendered by the arbitral tribunal, which shall cover which party shall bear the costs of the arbitration, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

(f) The parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the fact, conduct or outcome of the arbitration to any nonparties or non-participants, except to the extent required by law, court order or to the extent necessary to recognize, confirm or enforce the final award in the arbitration, enforce provisions of this arbitration clause, or to seek provisional remedies from a court of competent jurisdiction, without the prior written consent of all parties to the arbitration.

(g) The parties agree to opt out of the ICC Rules’ Expedited Procedure provisions.

(h) The parties agree that any arbitral tribunal appointed hereunder may exercise jurisdiction with respect to both this Agreement and the Registration Rights Agreement and the Purchase Agreement. The parties consent to the consolidation of arbitrations commenced hereunder and/or under the Registration Rights Agreement and the Purchase Agreement as follows. If two or more arbitrations are commenced hereunder and/or under the Registration Rights Agreement and the Purchase Agreement, any party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

Section 3.14     Specific Performance. It is hereby agreed and acknowledged that it may be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party may be irreparably damaged and may not have an adequate remedy at law. Any such party shall therefore be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 3.15     Subsequent Acquisition of Shares. Any Company Shares acquired subsequent to the date hereof by the Shareholder shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, if the Shareholder acquires Company Shares subsequent to the date hereof, the Shareholder shall not reacquire any rights previously lost under this Agreement as a result of a decrease in the amount of Company Shares beneficially owned by the Shareholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CUSHMAN & WAKEFIELD PLC

By:
Name:
Title:

[Signature Page to Shareholder Agreement]

Signed for and on behalf of VANKE SERVICE (HONGKONG) CO., LIMITED (萬科物業服務(香港)有限公司)

Name:
Title:

[Signature Page to Shareholder Agreement]